Exhibit 4.6

TERM LOAN A NOTE

$10,000,000.00	November 24, 2010

FOR VALUE RECEIVED, Whale Shark Media, Inc., Spectrawide Acquisition Co., LLC, Spectrawide Inc., CSB Acquisition Co., LLC, CLTD Acquisition Co., LLC, Smallponds, LLC, Deals.com, LLC, and RMN Acquisition Co., LLC (“each, individually a “Borrower.” and collectively the “Borrowers”) jointly and severally promise to pay to the order of Square 1 Bank (“Payee”), in care of Agent, at 1717 Main Street, Dallas, Texas 75201, the principal sum of Ten Million and No/100 Dollars ($10,000,000.00), or if less, the aggregate principal amount of the Term Loan A Advances made by the Payee, in lawful money of the United States of America payable in quarterly principal installments each in the amount and on the dates set forth in the Credit Agreement (as defined below) until the Term Loan A Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable. Interest shall be payable at the rate (including the default rate) and on the dates provided in the Term Loan Agreement made as of the 24th day of November, 2010 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”). Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), and Borrowers.

This Note evidences Term Loan A Advances made under, is subject to, may be accelerated and may be prepaid in accordance with, the terms of the Credit Agreement, to which reference is hereby made.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Texas.

Borrowers hereby waive presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Payee by any other instrument or by law.

WHALE SHARKMEDIA, INC.

By:	/s/ G. Cotter Cunningham
Name:	G. Cotter Cunningham
Title:

SPECTRAWIDE ACQUISITION CO., LLC

By:	Whale Shark Media, Inc., its Sole Member

By:	/s/ G. Cotter Cunningham
Name:	G. Cotter Cunningham
Title:

SPECTRAWIDE INC.

By:	/s/ G. Cotter Cunningham
Name:	G. Cotter Cunningham
Title:

CSB ACQUISITION CO., LLC

By:	Whale Shark Media Inc. its Sole Member

By:	/s/ G. Cotter Cunningham
Name:	G. Cotter Cunningham
Title:

CLTD ACQUISITION CO., LLC

By:	Whale Shark Media, Inc, its Sole Member

By:	/s/ G. Cotter Cunningham
Name:	G. Cotter Cunningham
Title:

2

SMALLPONDS, LLC

By:	Whale Shark Media, Inc., its Sole Member

By:	/s/ G. Cotter Cunningham
Name:	G. Cotter Cunningham
Title:

DEALS.COM, LLC

By:	Whale Shark Media, Inc., its Sole Member

By:	/s/ G. Cotter Cunningham
Name:	G. Cotter Cunningham
Title:

RMN ACQUISITION CO., LLC

By:	Whale Shark Media, Inc., its Sole Member

By:	/s/ G. Cotter Cunningham
Name:	G. Cotter Cunningham
Title:

3